EXHIBIT 99.2

Independent Auditors’ Report

The Board of Directors
Advanced TelCom, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced TelCom, Inc. and subsidiary (the Company), an indirect wholly owned subsidiary of General Electric Capital Corporation, as of September 30, 2004 and December 31, 2003, and the related consolidated statements of income, stockholder’s equity, and cash flows for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced TelCom, Inc. and subsidiary as of September 30, 2004 and December 31, 2003, and the results of their operations and their cash flows for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

November 12, 2004

ADVANCED TELCOM, INC. AND SUBSIDIARY

(An Indirect, Wholly Owned Subsidiary of General Electric Capital Corporation)

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$2,669,370	2,160,964
Accounts receivable, net of allowance of $747,462 and $769,657 in 2004 and 2003, respectively	1,434,516	1,800,244
Unbilled revenue	1,838,563	1,835,278
Due from affiliated companies	7,256,120	2,194,528
Prepaid expenses and other current assets	665,174	525,360
Total current assets	13,863,743	8,516,374

Restricted cash	5,994	4,967
Property and equipment, net	7,593,613	7,331,602
Intangible asset, net	2,330,866	2,859,485
Goodwill	24,509,199	24,509,199
Total assets	$48,303,415	43,221,627

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$632,655	1,317,228
Accrued liabilities and other	8,342,542	6,593,627
Due to affiliated company	4,861,473	1,026,144
Income taxes payable	822,554	383,946
Current portion of obligations under capital leases	102,717	97,571
Total current liabilities	14,761,941	9,418,516
Obligations under capital leases	243,210	320,314
Deferred tax liability	874,521	1,430,088
Total liabilities	15,879,672	11,168,918
Stockholder’s equity
Common stock, $0.001 par value. Authorized, issued and outstanding 3,000 shares in 2004 and 2003	3	3
Additional paid-in capital	29,565,581	29,565,581
Retained earnings	2,858,159	2,487,125
Total stockholder’s equity	32,423,743	32,052,709
Total liabilities and stockholder’s equity	$48,303,415	43,221,627

See accompanying notes to consolidated financial statements.

ADVANCED TELCOM, INC. AND SUBSIDIARY

(An Indirect, Wholly Owned Subsidiary of General Electric Capital Corporation)

Consolidated Statements of Income

	Nine-month period ended September 30, 2004	Period from May 15, 2003 to December 31, 2003
Revenue	$44,981,945	39,446,161
Cost of services	23,144,428	19,431,766
Gross margin	21,837,517	20,014,395

Operating expenses:
Selling, general, and administrative	19,695,642	15,164,780
Depreciation and amortization	1,653,572	866,383
Total operating expenses	21,349,214	16,031,163
Income from operations	488,303	3,983,232

Other income	140,000	150,000
Interest expense, net	(14,517)	(18,881)
Income before income taxes	613,786	4,114,351
Provision for income taxes	(242,752)	(1,627,226)
Net income	$371,034	2,487,125

See accompanying notes to consolidated financial statements.

ADVANCED TELCOM, INC. AND SUBSIDIARY

(An Indirect, Wholly Owned Subsidiary of General Electric Capital Corporation)

Consolidated Statements of Stockholder’s Equity

Nine-month period ended September 30, 2004 and
the period from May 15, 2003 to December 31, 2003

	Common stock
	Shares	Amount	Additional paid-in capital	Retained earnings	Total stockholder’s equity
Issuance of common stock for acquisition of the Company on May 15, 2003	3,000	$3	29,565,581	—	29,565,584
Net income	—	—	—	2,487,125	2,487,125
Balances as of December 31, 2003	3,000	3	29,565,581	2,487,125	32,052,709
Net income	—	—	—	371,034	371,034
Balances as of September 30, 2004	3,000	$3	29,565,581	2,858,159	32,423,743

See accompanying notes to consolidated financial statements.

ADVANCED TELCOM, INC. AND SUBSIDIARY

(An Indirect, Wholly Owned Subsidiary of General Electric Capital Corporation)

Consolidated Statements of Cash Flows

	Nine-month period ended September 30, 2004	Period from May 15, 2003 to December 31, 2003
Cash flows from operating activities:
Net income	$371,034	2,487,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,653,572	866,383
Provision for bad debt expense	212,050	240,560
Deferred income tax benefits	(555,567)	—
Changes in operating assets and liabilities:
Decrease in account receivable	153,678	1,836,558
Increase in unbilled revenue	(3,285)	(894,797)
Increase in prepaid expenses and other current assets	(139,814)	(160,722)
Increase in due from affiliated companies, net	(1,226,263)	(1,168,384)
Increase (decrease) in accounts payable and other liabilities	1,502,950	(728,663)
Net cash provided by operating activities	1,968,355	2,478,060
Cash flows from investing activities:
Purchase of property and equipment	(1,386,964)	(596,720)
(Increase) decrease in restricted cash	(1,027)	685
Net cash used in investing activities	(1,387,991)	(596,035)
Cash flows from financing activities:
Payments made related to pre-petition bankruptcy period	—	(4,311,045)
Principal payments under capital lease obligations	(71,958)	(54,271)
Net cash used in investing activities	(71,958)	(4,365,316)
Net increase (decrease) in cash and cash equivalents	508,406	(2,483,291)
Cash and cash equivalents, beginning of period	2,160,964	4,644,255
Cash and cash equivalents, end of period	$2,669,370	2,160,964
Supplemental disclosure of cash flow information:
Cash paid for:
Interest on capital leases	$17,219	19,043

See accompanying notes to consolidated financial statements.

ADVANCED TELCOM, INC. AND SUBSIDIARY

(An Indirect, Wholly Owned Subsidiary of General Electric Capital Corporation)

Notes to Consolidated Financial Statements

September 30, 2004 and December 31, 2003

1.    Description of Business

Advanced TelCom, Inc. was incorporated under the laws of the State of Delaware on July 22, 1998. It is a wholly owned subsidiary of Advanced TelCom Group, Inc. (ATG), incorporated on April 21, 1999 as part of a corporate reorganization to serve as a holding company for Advanced TelCom, Inc. On May 15, 2003, ATG was acquired by and operates as a wholly owned subsidiary of General Electric Vendor Financial Services (GEVFS), which is wholly owned by General Electric Capital Corporation.

Advanced TelCom, Inc. (the Company), a Delaware Corporation, is an integrated communications provider (ICP) offering broadband data and voice telecommunications services primarily to small and medium-sized businesses in third and fourth tier markets, with populations of between 100,000 and 250,000, primarily in the states of Oregon, Washington, Nevada and California. Services include high speed Internet and data service, local exchange service and long distance service. The Company seeks to become the leading ICP in each target market by being a single source for competitively priced, high quality, customized telecommunications services.

2.    Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shared Communications Services, Inc. (SCS). All significant intercompany accounts and transactions have been eliminated in consolidation.

On May 15, 2003, as part of a plan of reorganization, GEVFS exchanged its outstanding Senior Secured Debt in ATG for all of the Company’s 3,000 newly issued common stock. The transaction was accounted for as a business combination using the purchase method and accordingly, the Company’s consolidated financial statements reflect a change in basis through the application of push-down accounting as of May 15, 2003. The total purchase price of ATG was approximately $13.5 million which consisted of $10.9 million in Senior Secured Debt exchanged for ATG’s common stock and $2.6 million in acquisition costs. The goodwill created as a result of the acquisition is not deductible for income tax purposes.

The following summarizes the estimated fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition:

Cash	$178,985
Accounts receivable, net	4,817,843
Prepaid and other current assets	364,638
Property and equipment	7,160,750
Intangible asset	3,300,000
Goodwill	24,509,198
Accounts payable, accrued and other liabilities	(26,815,327)
$13,516,087

The intangible asset represents the estimated fair value of the Company’s customer relationships. The amount assigned to the intangible asset was determined by management using comparable sales information.

 (b) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit with banks and highly liquid investments with original maturities of three months or less.

(c) Restricted Cash

Restricted cash consists primarily of deposits from customers placed in escrow as required by the state of Washington.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry and other economic data. Account balances are charged-off directly to selling, general and administrative expenses after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

(e) Concentrations and Fair Value of Financial Instruments

The financial instrument that potentially subjects the Company to credit risk is accounts receivable. The Company believes that its credit policy along with its large number and diverse client base minimizes its credit risk.

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, for which it is practicable to estimate the value. The carrying amounts for the majority of the Company’s financial instruments classified as current assets and liabilities approximate their fair value due to their short maturities.

(f) Property and Equipment

Property and equipment are stated at cost, which includes direct costs and capitalized labor. Equipment under capital lease is stated at the present value of minimum lease payments. Expenditures for repairs and maintenance, which do not extend the useful lives of property and equipment, are charged to expense as incurred. Depreciation and amortization are calculated using an accelerated method based on a sum-of-the-years digits formula over the estimated useful lives (in years) of the assets as follows:

Telecommunications networks	8-16
Operating support system	5
Furniture and office equipment	5-10
Vehicles	4

Leasehold improvements and capital leases are amortized over the lesser of the useful life or the term of the lease.

(g) Goodwill and Intangible Asset

Goodwill represents the excess of the fair value of consideration given over fair value of net assets of an acquired business. The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142. Goodwill and intangible assets that are determined to have indefinite useful lives are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Goodwill is tested at least annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. No impairment of goodwill was recognized by the Company as at September 30, 2004 and December 31, 2003.

(h) Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(i) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of accounts receivables and deferred income tax assets. Actual results could differ from those estimates.

(j) Income Taxes

The asset and liability method is used for accounting for income taxes tax reporting pursuant to the principles of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded when management of the Company determines that it is more likely than not that deferred tax assets are not realizable. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The Company and its subsidiary, SCS, does not file separate income returns but rather is included in various income tax returns filed by General Electric Company and its subsidiaries. For presentation purposes within these consolidated financial statements, the Company and SCS’s income tax provision was computed as if they were a separate company.

(k) Revenue Recognition

The Company recognizes revenues from telecommunications services when the services are provided, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. In circumstances when these criteria are not met, revenue recognition is deferred until resolution occurs. Accrued revenue not yet billed is recorded as unbilled revenue on the accompanying consolidated balance sheets. The Company recognizes reciprocal compensation as revenue when collected as it is subject to interpretation of regulations and laws and thus the process of collections can be complex and collection is not reasonably assured until payment is received.

The Company establishes allowances for doubtful accounts and other sales credits. Allowances for sales credits are established through a charge to revenue, while allowances for doubtful accounts are established through a charge to selling, general and administrative expense. The Company assesses the adequacy of these allowances on a monthly basis by considering various factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the creditworthiness of its customers. The Company believes that the established allowances were adequate as of September 30, 2004 and December 31, 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company’s past collection experience and assessment of the economic environment are no longer relevant, the Company’s estimate of the recoverability of its accounts receivables may change significantly.

In July 2004, the Company reached a settlement with a third party interconnect access and transport services provider for outstanding billings for the period from July 2002 to April 2004, which resulted in $639,831 recorded in revenue for the nine-month period ended September 30, 2004.

(l) Cost of Services

Cost of services includes expenses directly associated with providing telecommunications services to customers, including the cost of connecting customers to the Company’s networks via leased facilities, the costs of leasing components of the Company’s network facilities and costs paid to third party providers for interconnect access and transport services. All such costs are expensed as incurred. The Company accrues for the expected costs of services received from third party telecommunications providers during the period the services are rendered. Invoices received from the third party telecommunications providers are often disputed due to billing discrepancies. The Company accrues for all invoiced amounts, even amounts in dispute. Disputes resolved in the Company’s favor may reduce cost of service in the period the dispute is settled and typically reflect costs paid in prior periods. Because the period of time required to resolve these types of disputes often lapses over several months, the benefits associated with the favorable resolution of such disputes normally are realized in periods subsequent to the accrual of the disputed invoice.

(m) Advertising Costs

Advertising costs, included in selling, general and administrative expenses, are charged to expense as incurred. Advertising costs for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003 were $361,991 and $84,821, respectively.

(n) Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company has evaluated the impact of applying FIN 46 and has not identified any entities that would have to be consolidated.

3.    Property and Equipment

Property and equipment consist of the following:

	September 30, 2004	December 31, 2003
Telecommunications networks	$7,270,436	6,245,146
Operating support system	889,147	676,134
Leasehold improvements	63,658	—
Furniture and office equipment	854,660	769,657
Vehicles	66,533	66,533
	9,144,434	7,757,470
Less accumulated depreciation and amortization	1,550,821	425,868
	$7,593,613	7,331,602

Depreciation and amortization expense for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003 was $1,124,953 and $425,868, respectively. Depreciation on telecommunications equipment begins when the equipment is placed in service. Direct labor costs incurred in connection with the installation of new customer services and equipment are capitalized. These costs are amortized over the life of the related asset. Capitalized labor costs included in property and equipment for the nine-month period ended September 30, 2004 and period from May 15, 2003 to December 31, 2003 was $305,581 and $485,138, respectively.

4.    Intangible Asset

Intangible asset consists of the following:

	September 30, 2004	December 31, 2003
Customer relationships	$3,300,000	3,300,000
Less accumulated amortization	969,134	440,515
Total	$2,330,866	2,859,485

Customer relationships are amortized over an estimated useful economic life of 4.7 years. Amortization expense for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003 was $528,619 and $440,515, respectively. The estimated remaining amortization expense is $176,206 for the three-month period from October 1, 2004 to December 31, 2004, $704,825 annually for 2005 through 2007, and $40,185 for 2008.

5.    Income Taxes

For presentation purposes within these consolidated financial statements, the Company and SCS’s income tax provision was computed as if it filed separate income tax returns including the presentation of all deferred income tax assets and liabilities and net operating loss carryforwards.

The provision for income taxes of the Company and SCS for the nine-month period ended September 30, 2004 and for the period from May 15, 2003 to December 31, 2003 consist of the following:

	Nine-month period ended September 30, 2004	Period from May 15, 2003 to December 31, 2003
Current:
Federal	$687,410	1,339,221
State	110,909	288,005
Total current tax expense	798,319	1,627,226
Deferred:
Federal	(487,623)	—
State	(67,944)	—
Total deferred tax benefit	(555,567)	—
Total tax expense	$242,752	1,627,226

A reconciliation of the U.S. federal statutory rate to the effective tax rate of the Company and SCS for the nine-month period ended September 30, 2004 and for the period from May 15, 2003 to December 31, 2003 is as follows:

	Nine-month period ended September 30, 2004	Period from May 15, 2003 to December 31, 2003
U.S. federal statutory rate	35.00%	35.00%
State and local income taxes	7.00	7.00
Federal tax benefit on state income taxes	(2.45)	(2.45)
Effective income tax rate	39.55%	39.55%

The components of deferred tax assets and liabilities of the Company and SCS as of September 30, 2004 and December 31, 2003 consist of the following:

	September 30, 2004	December 31, 2003
Deferred tax assets:
Net operating loss and tax credit carryforwards	$52,733,066	52,733,066
Built-in loss limitation	27,704,413	28,022,896
Accruals and reserves	329,283	—
Deferred tax assets before valuation allowance	80,766,762	80,755,962
Valuation allowance	(80,755,962)	(80,755,962)
Deferred tax assets	10,800	—
Deferred tax liabilities:
Plant and equipment	—	(161,407)
Intangible asset	(815,803)	(1,155,000)
State income taxes (net of federal tax effect)	(69,518)	(113,681)
Gross deferred tax liabilities	(885,321)	(1,430,088)
Net deferred tax liability	$(874,521)	(1,430,088)

As of September 30, 2004 and December 31, 2003, $150,665,902 of net operating loss carryforwards for both federal and state tax purposes were available to offset taxable income in future periods, subject to certain limitations. The federal net operating loss carryforwards begin to expire in 2018 and the state net operating loss carryforwards expire in various years based on each state’s particular tax law.

6.    Segment Reporting

The Company operates its business as one telecommunications segment. The Company’s single segment includes all of its products and services including data, voice, integrated voice and data, and other services. These services have similar network operations and technology requirements and are sold through similar sales channels to a similar targeted customer base. Therefore, the Company manages these services as a single segment that are sold in various geographic areas or markets in which it does business.

7.    Related Party Transactions

(a) Management Agreement with GE Business Productivity Solutions

On May 15, 2003, the Company entered into a corporate services agreement with GE Business Productivity Solutions (GEBPS), a wholly owned subsidiary of GEVFS. The agreement provides for the Company and GEBPS to coordinate and share the provision of certain services utilized by both companies. These services are provided at cost. Each company is to bear an appropriate portion of the overall costs associated with the coordinated services. For the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003, the costs of services provided by GEBPS in excess of those provided by the Company were $631,220 and $450,877, respectively, and have been recorded in selling, general and administrative expenses. As of September 30, 2004 and December 31, 2003, an accrued management fee payable of $858,514 and $450,877, respectively, was included in due to affiliated company.

(b) Due from Affiliated Companies

Due from affiliated companies consist of the following:

	September 30, 2004	December 31, 2003
Due from GEVFS	$3,701,324	1,345,538
Due from ATG	3,554,796	848,990
Total	$7,256,120	2,194,528

As part of the Company’s cash management process, excess cash is remitted to, or shortfalls are funded by GEVFS, the parent of ATG and ATI. In addition, the Company, as part of the consolidated financial and tax filing of GEVFS, receives tax settlements representing the amount of current and deferred taxes it contributes to the consolidated GEVFS tax filing. The balance due from GEVFS represents the cumulative net cash remitted to GEVFS in excess of tax settlements.

The Company pays certain costs on behalf of ATG, mainly interest expense. The balance due from ATG represents the cumulative net payments made by the Company on ATG’s behalf.

(c) Due to Affiliated Company

As part of the corporate services agreement described in note (7)(a), the Company pays certain operating expenses on behalf of GEBPS, mainly cost of services. In addition, GEBPS pays certain operating expenses on behalf of the Company, mainly payroll and related costs. The balance due to affiliated company represents amounts due to GEBPS which relates to cumulative payments made by GEBPS on behalf of the Company in excess of those made by the Company on behalf of GEBPS, and the accrued management fee payable described above.

8.    Commitments and Contingencies

(a) Lease Commitments

The Company leases office space at various locations under noncancelable operating leases, which expire at various dates through 2014. Rent expense for the nine-month period ended September 30, 2004 and the period from May 15, 2003 to December 31, 2003 was $1,186,646 and $902,777, respectively, and is included in selling, general and administrative expenses.

The Company is obligated under a capital lease for office equipment that expires in October 2007. As of September 30, 2004 and December 31, 2003, the gross amount of equipment and related accumulated amortization recorded under the capital lease were as follows:

	September 30, 2004	December 31, 2003
Equipment	$461,163	461,163
Less accumulated amortization	142,228	64,649
	$318,935	396,514

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments are as follows:

	Capital lease	Operating leases
October 1 to December 31, 2004	$39,995	295,645
Year ending December 31:
2005	119,985	1,002,678
2006	119,985	803,936
2007	99,989	365,445
2008	—	301,912
Thereafter, through 2014	—	957,501
	$379,954	3,727,117
Less amounts representing interest (at 6%)	34,027
Present value of net minimum lease payments	345,927
Less current installments of obligations under capital lease	102,717
Long-term portion of obligations under capital lease	$243,210

(b) Legal Proceedings

The company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

9.    Subsequent Event

On October 13, 2004, GEVFS entered into a stock purchase agreement to sell all of ATI’s outstanding common stock to Eschelon Telecom, Inc. (Eschelon) for approximately $45.5 million in cash. The transaction is contingent upon regulatory approval, additional funds to be raised by Eschelon and other conditions. Assuming the contingencies are satisfied by that date the transaction is expected to close on or by December 31, 2004.